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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                           Wireless Facilities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    97653A10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 30, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages
                            Exhibit Index on Page 12

CUSIP No. 97653A10                                            Page 2 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Meritech Capital Partners II L.P. ("MCP II")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,870,800  shares  issuable upon  conversion of Series B
                        Preferred Stock, except that Meritech Capital Associates
                        II L.L.C.  (MCA II"), the general partner of MCP II, may
                        be deemed to have sole voting power with respect to such
                        shares,  Meritech Management  Associates II L.L.C. ("MMA
                        II"),  the  managing  member of MCA II, may be deemed to
                        have sole voting power with respect to such shares,  and
                        Paul  S.  Madera   ("Madera")   and  Michael  B.  Gordon
                        ("Gordon"),  the  managing  members  of MMA  II,  may be
                        deemed to have a shared  voting  power  with  respect to
                        such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,870,800  shares  issuable upon  conversion of Series B
    WITH                Preferred Stock, except that Meritech Capital Associates
                        II L.L.C.  (MCA II"), the general partner of MCP II, may
                        be deemed to have sole dispositive power with respect to
                        such shares,  Meritech  Management  Associates II L.L.C.
                        ("MMA II"), the managing member of MCA II, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares, and Paul S. Madera ("Madera") and Michael Gordon
                        ("Gordon"),  the  managing  members  of MMA  II,  may be
                        deemed to have shared  dispositive power with respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,870,800
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.43%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 97653A10                                            Page 3 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Meritech Capital Affiliates II L.P. ("MC AFF II")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        99,600  shares  issuable  upon  conversion  of  Series B
                        Preferred Stock, except that Meritech Capital Associates
                        II L.L.C.  (MCA II"), the general partner of MCP II, may
                        be deemed to have sole voting power with respect to such
                        shares,  Meritech Management  Associates II L.L.C. ("MMA
                        II"),  the  managing  member of MCA II, may be deemed to
                        have sole voting power with respect to such shares,  and
                        Paul S. Madera ("Madera") and Michael Gordon ("Gordon"),
                        the managing  members of MMA II, may be deemed to have a
                        shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               99,600  shares  issuable  upon  conversion  of  Series B
    WITH                Preferred Stock, except that Meritech Capital Associates
                        II L.L.C.  (MCA II"), the general partner of MCP II, may
                        be deemed to have sole dispositive power with respect to
                        such shares,  Meritech  Management  Associates II L.L.C.
                        ("MMA II"), the managing member of MCA II, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares, and Paul S. Madera ("Madera") and Michael Gordon
                        ("Gordon"),  the  managing  members  of MMA  II,  may be
                        deemed to have shared  dispositive power with respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      99,600
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.21%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 97653A10                                            Page 4 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      MCP Entrepreneur Partners II L.P. (MEP II")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        29,600  shares  issuable  upon  conversion  of  Series B
                        Preferred Stock, except that Meritech Capital Associates
                        II L.L.C.  (MCA II"), the general partner of MCP II, may
                        be deemed to have sole voting power with respect to such
                        shares,  Meritech Management  Associates II L.L.C. ("MMA
                        II"),  the  managing  member of MCA II, may be deemed to
                        have sole voting power with respect to such shares,  and
                        Paul S. Madera ("Madera") and Michael Gordon ("Gordon"),
                        the managing  members of MMA II, may be deemed to have a
                        shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               29,600  shares  issuable  upon  conversion  of  Series B
    WITH                Preferred Stock, except that Meritech Capital Associates
                        II L.L.C.  (MCA II"), the general partner of MCP II, may
                        be deemed to have sole dispositive power with respect to
                        such shares,  Meritech  Management  Associates II L.L.C.
                        ("MMA II"), the managing member of MCA II, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares, and Paul S. Madera ("Madera") and Michael Gordon
                        ("Gordon"),  the  managing  members  of MMA  II,  may be
                        deemed to have shared  dispositive power with respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      29,600
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.06%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 97653A10                                            Page 5 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Meritech Capital  Associates II L.L.C. ("MCA II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,000,000  shares  issuable upon  conversion of Series B
                        Preferred  stock  held by MCP II, MC AFF II, and MEP II,
                        for whom MCA II serves as general  partner,  except that
                        MMA II, the managing  member of MCA II, may be deemed to
                        have sole  power to vote  these  shares,  and Madera and
                        Gordon, the managing members of MMA II, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               4,000,000  shares  issuable upon  conversion of Series B
    WITH                Preferred  stock  held by MCP II, MC AFF II, and MEP II,
                        for whom MCA II serves as general  partner,  except that
                        MMA II, the managing  member of MCA II, may be deemed to
                        have sole power to dispose of these  shares,  and Madera
                        and  Gordon,  the  managing  members  of MMA II,  may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.66%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 97653A10                                            Page 6 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Meritech Management Associates II L.L.C. (MMA II)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,000,000  shares  issuable upon  conversion of Series B
                        Preferred  stock  held by MCP II, MC AFF II, and MEP II.
                        MMA II serves  as the  managing  member  of MCA II,  the
                        general partner of such entities. Madera and Gordon, the
                        managing  members  of  MMA II,  may  be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               4,000,000  shares  issuable upon  conversion of Series B
    WITH                Preferred  stock  held by MCP II, MC AFF II, and MEP II.
                        MMA II serves  as the  managing  member  of MCA II,  the
                        general partner of such entities. Madera and Gordon, the
                        managing members of MMA II, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.66%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 97653A10                                            Page 7 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul S. Madera
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,000,000  shares  issuable upon  conversion of Series B
  OWNED BY              Preferred  Stock  held by MCP II, MC AFF II, MEP II. MCA
    EACH                II is the general  partner of such  entities and Madera,
  REPORTING             as a managing  member of MMA II, the managing  member of
   PERSON               MCA II, may be deemed to have shared power to vote these
    WITH                shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,000,000 shares issuable upon conversion of Series B Preferred Stock held by MCP II, MC AFF II, MEP II. MCA II is the general partner of such entities and Madera, as a managing member of MMA II, the managing member of MCA II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.66%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 97653A10                                            Page 8 of 13 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael Gordon ("Gordon")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,000,000  shares  issuable upon  conversion of Series B
  OWNED BY              Preferred  Stock  held by MCP II, MC AFF II, MEP II. MCA
    EACH                II is the general  partner of such  entities and Gordon,
  REPORTING             as a managing  member of MMA II, the managing  member of
   PERSON               MCA II, may be deemed to have shared power to vote these
    WITH                shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        25,000 shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,000,000 shares issuable upon conversion of Series B Preferred Stock held by MCP II, MC AFF II, MEP II. MCA II is the general partner of such entities and Madera, as a managing member of MMA II, the managing member of MCA II, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,000,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.66%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

             (a)  Name of Issuer
                  Wireless Facilities, Inc.

             (b)  Address of Issuer's Principal Executive Offices
                  9805 Scranton Road, Suite 100
                  San Diego, CA  92121

Item 2.

             (a)  Name of Person Filing

                  This Statement is filed by Meritech Capital Partners II L.P. ("MCP II"), Meritech Capital Affiliates II L.P. ("MC AFF II"), MCP Entrepreneur Partners II L.P. ("MEP II"), Meritech Capital Associates II L.L.C. ("MCA II"), Meritech Management Associates II L.L.C. ("MMA II"), Paul S. Madera ("Madera") and Michael B. Gordon ("Gordon"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  MCA II, the general partner of MCP II, MC AFF II and MEP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by such entities. MMA II, a managing member of MCA II, may be deemed to have sole power to vote and sole power to dispose of the shares held by MCP II, MC AFF II and MEP II. Madera and Gordon, the managing members of MMA II may be deemed to have share power to vote and dispose of the shares held by MCP II, MC AFF II and MEP II.

             (b)  Address of Principal Business Office or, if none, Residence

                  The address for each of the Reporting Persons is:

                  285 Hamilton Avenue, Suite 200
                  Palo Alto, CA  94301

             (c)  Citizenship

                  MCP II, MC AFF II and MEP are Delaware limited partnerships. MCA II and MMA II are Delaware limited liability companies. Madera and Gordon are United States citizens.

             (d)  Title of Class of Securities

                  Common Stock

             (e)  CUSIP Number

                  CUSIP # 97653A10

Item 3. Not Applicable

Item 4. Ownership.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of May 30, 2002:

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreements of MCP II, MC AFF II and MEP II, and the limited liability company agreements of MCA II and MMA II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2003

MERITECH CAPITAL PARTNERS II L.P.

By: Meritech Capital Associates II L.L.C.
      its General Partner

By: Meritech Management Associates II L.L.C.
      a managing member

By: /s/ Paul S. Madera
    --------------------------------------
         Paul S. Madera, a managing member


MERITECH CAPITAL AFFILIATES II L.P.

By: Meritech Capital Associates II L.L.C.
      its General Partner

By: Meritech Management Associates II L.L.C.
      a managing member

By: /s/ Paul S. Madera
    --------------------------------------
         Paul S. Madera, a managing member


MCP ENTREPRENEUR PARTNERS II L.P.

By: Meritech Capital Associates II L.L.C.
      its General Partner

By: Meritech Management Associates II L.L.C.
      a managing member

By: /s/ Paul S. Madera
    --------------------------------------
         Paul S. Madera, a managing member


/s/ Paul S. Madera
------------------------------
Paul S. Madera


/s/ Michael B. Gordon
------------------------------
Michael B. Gordon

                                  EXHIBIT INDEX
                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------
Exhibit A:  Agreement of Joint Filing                              13

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Wireless Facilities, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 11, 2003

MERITECH CAPITAL PARTNERS II L.P.

By: Meritech Capital Associates II L.L.C.
      its General Partner

By: Meritech Management Associates II L.L.C.
      a managing member

By: /s/ Paul S. Madera
    --------------------------------------
         Paul S. Madera, a managing member


MERITECH CAPITAL AFFILIATES II L.P.

By: Meritech Capital Associates II L.L.C.
      its General Partner

By: Meritech Management Associates II L.L.C.
      a managing member

By: /s/ Paul S. Madera
    --------------------------------------
         Paul S. Madera, a managing member


MCP ENTREPRENEUR PARTNERS II L.P.

By: Meritech Capital Associates II L.L.C.
      its General Partner

By: Meritech Management Associates II L.L.C.
      a managing member

By: /s/ Paul S. Madera
    --------------------------------------
         Paul S. Madera, a managing member


/s/ Paul S. Madera
------------------------------
Paul S. Madera


/s/ Michael B. Gordon
------------------------------
Michael B. Gordon